    Filed with the Securities and Exchange Commission on November 16, 2001

                                                  Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                          HOSP-ITALIA INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)



NEVADA                        7011                          04-355-6519
------                        ----                          -----------

State or other          Primary Standard             IRS Employer Identification
jurisdiction of         Industrial Classification    Number ("EIN")
Incorporation           ("SIC Number")

                                99 Derby Street
                                   Suite 200
                               Hingham, MA 02043
                                 (781) 556-1044
                               (781) 556-1045 Fax
(Name, address and telephone number of principal executive offices and place of business)

                                Frank G. Wright
                                99 Derby Street
                                   Suite 200
                               Hingham, MA 02043
                                 (781) 556-1044
          (Address, address and telephone number of agent for service)

                                   Copies to:
                          Charles B. Jarrett, Esquire
                       Griffith, McCague & Fernsler, P.C.
                           The Gulf Tower, Suite 3626
                                707 Grant Street
                             Pittsburgh, PA 15219
                                 (412) 803-3690
                               (412) 803-3678 Fax


 Approximate date of distribution to the public:  As soon as practicable after the effective date of this Registration Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

  Title of Each                                                        Proposed
     Class of                                     Proposed              Maximum             Amount of
  Securities to            Amount to           Offering Price          Aggregate           Registration
  be Registered          be Registered            Per Share         Offering Price             Fee
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
Common Stock
$0.001 par value        4,967,456(1)(2)            $0.00                 $0.00             $  65.82(3)
----------------------------------------------------------------------------------------------------------
Common Stock
  Purchase
  Warrants              2,483,728(1)               $2.00              $4,967,456          $1,242.00(4)
----------------------------------------------------------------------------------------------------------


(1) Shares of Common Stock and Warrants of the Registrant being distributed to shareholders of Innovation International, Inc.

(2) Includes the additional 2,483,728 shares of Common Stock which may be issued upon exercise of the Warrants.

(3) Based upon the book value of Registrant's shares of Common Stock solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

(4)  Based upon the exercise price of the Warrants of $2.00 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

                                  PROSPECTUS
                         HOSP-ITALIA INDUSTRIES, INC.
                         (A Development Stage Company)
                          99 Derby Street, Suite 200
                               Hingham, MA 02043
                                (781) 556-1044

     Hosp-Italia Industries, Inc., a Nevada corporation (the "Company") is offering 2,483,728 shares of its Common Stock par value $0.001 (the "Shares") and Common Stock Purchase Warrants ("Warrants") to purchase an additional 2,483,728 shares of Common Stock to the shareholders of Innovation International, Inc. ("Offerees") its incorporator. Offerees will not be required to pay for the Shares or Warrants, which will be distributed without charge on a pro rata basis. There will be no brokers, dealers or underwriters involved in the distribution. The distribution will be made as provided in an agreement among our Company, Innovation International, Hospitalia, S.r.L., a company organized under the laws of Italy and Andrea Cesaretti, the owner of the majority of the shares and representative of the holders of the balance of
Hospitalia, S.r.L. shares.   See Plan of Distribution on page 5 of this
Prospectus. There is no present market for our shares. Each Warrant will permit the holder to purchase one (1) share of Common Stock at a price of $2.00 per share. The Warrants will expire on June 30, 2005 and may be redeemed by the Company at any time after June 30, 2002 for $0.25 per Warrant.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD KNOW THERE IS SUBSTANTIAL RISK ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. CAREFULLY CONSIDER "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

              The date of this Prospectus is _____________, 2001

                               TABLE OF CONTENTS

Item
 No.                          Description of Item                          Page
----                          -------------------                          ----
1.    Prospectus Summary                                                    1

2.    Risk Factors, Forward Looking Statements and Dilution                 2

3.    Plan of Distribution                                                  5

4.    Use of Proceeds                                                       5

5.    Plan of Operations                                                    5

6.    Description of Business                                               8

7.    Description of Property                                               8

8.    Directors, Executive Officers, Promoters and Control Persons          8

9.    Executive Compensation                                                9

10.   Security Ownership of Certain Beneficial Owners and Management        9

11.   Certain Relationships and Related Transactions                        9

12.   Description of Securities                                            10

13.   Market for Common Equity and Related Shareholder Matters             10

14.   Interest of Named Experts and Counsel                                11

15.   Legal Proceedings                                                    11

16.   Changes in and Disagreements with Accountants on Accounting and
      Financial Disclosure                                                 11

17.   Disclosure of Commission Position on Indemnification for
      Securities Act Liabilities                                           11

18.   Legal Matters                                                        12

19.   Experts                                                              12

20.   Where You Can Find More Information                                  12

21.   Index to Financial Statements                                        12

PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. All references in this Prospectus to Shares are as of the date of this Prospectus unless otherwise specified. You should carefully consider the information set forth under "Risk Factors" beginning on page 2 of this Prospectus.

                         Hosp-Italia Industries, Inc.
                            (the "Company" or "We")

  We, a development stage company, were incorporated under the laws of the State of Nevada on September 5, 2000. We will conduct business through a 98% owned subsidiary, Hospitalia S.R.L., an Italian company which is the owner of 100.00% of Days Master Italia S.p.A. ("Days Master"). Days Master is the holder of the exclusive rights to operate inns and hotels under the Days Inn(R) trademarks pursuant to a license agreement with Cendant Global Services, B.V., owner of the trademarks. As of the date hereof, the former owners of Days Master and Hospitalia S.R.L. own all the issued and outstanding shares of our Company (22,353,548 shares of Common Stock) in exchange for which we received 98% of the stock of Hospitalia, S.R.L.

  We are offering 2,483,728 shares of our Common Stock, par value $0.001, ("Shares") and Common Stock Purchase Warrants ("Warrants") to purchase an additional 2,483,728 shares of Common Stock at no charge or expense to shareholders of Innovation International, Inc. No other persons are being offered Shares or Warrants. After the distribution, there will be 24,837,276 shares of our Common Stock outstanding, 22,353,548 or 90% of which will be owned by the Cesaretti Group and 10% by you.

  We will receive no funds from you. All expenses, such as legal and accounting fees and expenses of mailing, will be paid by the Company from other funds available to us.

  We are offering the Shares and Warrants directly to you on a pro rata basis to the shares of Innovation International you own as of the date of this Prospectus. There are no underwriters or broker-dealers involved, and no fees or commissions will be paid to any person. You will not have to surrender or otherwise change any of your Innovation International shares.

  The Summary Financial Information has been taken from audited financial statements elsewhere in this Prospectus. It reflects our operations history from our date of inception to April 30, 2001. This information should be read together the financial statements in the Prospectus which include the audited statements and unaudited statements as of July 31, 2001.

    . Current Assets        $  270,755.00

     . Noncurrent Assets     $1,149,559.00
     . Current Liabilities   $  107,997.00
     . Gross Revenues        $   45,676.00
     . Gross Profits         $   45,676.00
     . Net Profit (Loss)
       from Operations       $  (28,569.00)

FORWARD LOOKING STATEMENTS, RISK FACTORS AND DILUTION

                                 Risk Factors

     You should carefully consider the risks described below and all other information contained in this Prospectus before making a decision. We are a recently formed company, incorporated in the State of Nevada on September 5, 2000, with limited activity and losses that may continue for the foreseeable future.

 .  Profitability

     We have not achieved profitability and expect to continue to incur net losses for the foreseeable future. We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. If we are unable to achieve profitability, your interest in our Common Stock may become worthless.

 .  Control

     We rely on the Cesaretti Group, who will control most of the stock, for decisions; and they will retain substantial control over our business after this offering and may make decisions that are not in the best interest of all shareholders. Upon completion of this offering, the Cesaretti Group will, in the aggregate, beneficially own 90% of the outstanding shares of our Common Stock. As a result, the Cesaretti Group will have the ability to control substantially all the matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. They will also have the ability to delay, defer or prevent a change in control of us, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer. This in turn could materially cause the value of our stock to decline.

 .  Need for Additional Financing

     We may have to raise additional capital which may not be available or may be too costly. Our capital requirements are and probably will continue to be more than our operating income for the foreseeable future. We do not have sufficient cash to indefinitely sustain operating losses. Our potential profitability depends on our ability to generate and sustain substantially higher revenues while maintaining reasonable expense levels. We cannot assure you that we will be able to operate to cover expenses. If we do not achieve profitability, we will need to raise additional capital to finance our operations. We anticipate seeking additional financing through debt or equity offerings. We cannot assure you that additional financing will be available through debt or equity offerings. We cannot assure you that additional financing will be available to us, or, if available, any financing will be on terms acceptable or favorable to us. If we need to and cannot raise additional funds, further development of our business may be delayed; and we may not be able to execute our business plan, all of which could have a material adverse effect on our operations. If this happens, the value of your stock will decline and may become worthless.

 .  Competition

     There are over 30,000 establishments (hotels and inns) in Italy, which is the second country per number of establishments after the United States. Approximately 50% of these establishments belong in the budget and economy categories (one or two stars) and approximately 40% are in the mid-market bracket (three or four stars). Chains are only approximately 1% (300 units) of the establishments and 5% (48,000) of the number of rooms (approximately 1,000,000). We will have to offer prices and services competitive with existing operations by other chains and independents who may be better financed and established.

 .  Limited Market for Shares; Volatility of Prices

     There is no present trading market for our Common Stock. While it is our intention to have our stock quoted on the Over The Counter Bulletin Board ("OTCBB") we cannot guarantee if or when such quotation will become effective or the effect on the price of our stock. There can be no assurances that an active trading market will be developed or, if developed, sustained. There may be significant volatility in the market for our stock as is typical for new public companies.

 .  Control by Management

     Current officers and directors and their associates own all of the outstanding Common Stock of our Company and will own 90% after this distribution to you. Accordingly, they will exercise control over our Company, including election of directors and appointment of officers. Minority shareholders will have little, if any, ability to influence our activities.

 .  Limited Operating History

     We are essentially a new venture, and there can be no assurance that we will be successful. Our limited operating history prohibits an effective evaluation of our potential success. Our viability and continued operations are dependent upon future profitability, our ability to generate cash flows and other business opportunities. The likelihood of success must be considered in light of the problems, expenses and delays frequently encountered in connection with the development of a new business and the competitive environment in which we operate. As a result, our financial objectives must be considered speculative.

 .  Days Inn License Agreement

     The success of our present business plan is completely dependant upon the continued viability of the Days Inn License Agreement. We must meet a development schedule which requires a total of 50 units with 3500 rooms by 2025. Failure to comply is a material default for which Cendant has the right to terminate the agreement or require a monthly supplement for each room less than the number required under the schedule. A unit (hotel or inn) is not considered open until it meets required standards for rental and occupancy. We are responsible for selection and approval of suitable sites which meet system standards and which are approved by Cendant. We must generate sufficient income to pay a development fee of $450,000 (already paid), an initial franchise fee for each unit, continuing fees, an annual inspection fee, franchise sales commissions and reservation fees. If we are unable to maintain the License Agreement, we will be required to seek alternative forms of operation.

 .  Dividends

     We have paid no dividends on our Common Stock and cannot predict when we will be in a position to do so. Our ability to pay dividends will depend upon the success of future operations and earnings. Dividends may be paid only from funds legally available for such purpose at the discretion of the Board of Directors. Furthermore, it is a violation of Nevada law to make improper distribution to shareholders.

THE REPERCUSSIONS OF SEPTEMBER 11/TH/
-------------------------------------

     The income levels experienced by most hotels in the U.S,. as well as in the European classic leisure destinations, have been adversely affected by the terrorist attack, as most travel was suspended in the first weeks following September 11th. Even before September 11th, many hotels and market areas were experiencing a softening of occupancy and rate as the economy slowed and a recession neared. If those trends continue, the Company may not succeed in financing the continued development of this hospitality-centric enterprise. In such case, all investors in the Company are at risk to lose substantially all of their investment.

                          Forward Looking Statements

     This Prospectus contains forward-looking statements. These are not historical facts but are largely estimates based on our current expectations and projections about our industry and assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks" and "estimates" are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecast in the forward-looking statements. In addition, the forward-looking events discussed in this Prospectus might not occur. The risks and uncertainties include, among others, those described under "Risk Factors" and elsewhere in this Prospectus. You are cautioned not to place undue reliance on these forward-looking statements which reflect our management's view only as of the date of this Prospectus.


                                   Dilution

There will be no dilution in the value of the Shares you will receive by virtue of the distribution.

PLAN OF DISTRIBUTION

     The Shares and Warrants will be distributed directly to you by the Company following the date of this Prospectus and the date on which the registration statement of which it is a part has been declared effective. Distribution will be on a pro-rata basis to the shares of Innovation International you now own (rounded up to the nearest whole share). We are obligated to distribute these Shares and Warrants to you under the terms of the agreement by which we acquired the shares of Hospitalia, S.R.L. Under the terms of that agreement among the Company, Hospitalia S.R.L., an Italian company, Innovation International and Andrea Cesaretti, the owner of the majority of the shares of Hospitalia S.R.L. and a representative of the owners of the balance of such shares, the Company acquired 98% of the Hospitalia S.R.L. shares in exchange for 22,353,548 shares of Company Common Stock. Innovation International, who was the incorporator of the Company, ceased to have any interest in us. The agreement obligates us to issue to you 2,483,728 shares of our Common Stock and Warrants to purchase as additional 2,483,728 shares upon the effectiveness of the registration statement of which this Prospectus is a part. None of our shares have been issued to Innovation International, and Innovation International has no rights to acquire any. You will receive a copy of this Prospectus together with a certificate representing the number of our Shares to which you are entitled based upon the number of shares of Innovation International you own as of the date of this Prospectus. We will not attempt to levy any charge against the Shares now or in the future.

     Innovation International has no ownership or other interest in the Shares or Warrants to be distributed. It will receive no fees, commissions or other consideration with respect to the distribution. Its only involvement will be to provide a list of its shareholders to us so that we can distribute the Shares and Warrants to you. For this reason, we do not believe Innovation International is an underwriter with respect to these Shares and Warrants. Nonetheless, we feel it is important that you know the extent of their involvement.

USE OF PROCEEDS

     The Company will receive no proceeds from the distribution. On the contrary, there will be a net expense for attorneys' fees, accounting fees, printing and mailing.

PLAN OF OPERATIONS

     We and our subsidiaries plan to develop a hotel chain in Italy under the Days Inn(R) name. Through our subsidiary, Hospitalia S.R.l., an Italian company, we own a 98% interest in Days Master Italia S.p.a., a company organized under the laws of Italy ("Days Master"). Days Master has acquired from Cendant Global Services, B.V.

("Cendant") the exclusive right to develop a hotel system throughout Italy, the Republic of San Marino and Vatican City, directly and/or through third parties, under the brand names Days Inn(R) (3-3 1/2 stars-limited services), Days Hotel(R) (4 stars-full service), Days Hotel & Suites(R) (4 stars-full services) and Days Plaza(R) (4 stars plus). Cendant is the owner of Days Inn(R) trademark. Days Inn(R) owns or operates over 1,900 hotels, totaling approximately 550,000 rooms in the United States, Great Britain, Europe and the Middle East. Cendant is also the owner of eight additional chains, i.e., Howard Johnson(R), Ramada(R), AmeriHost Inn(R), Super 8 Motel(R), Travelodge(R), Knights Inn(R), Wingate Inns(R) and Villager(R). In addition, Cendant owns AVIS car rental company and several other service companies in the travel/lodging business. Cendant has no ownership interest in our Company or our subsidiaries. Although our Group owns the license of the Days Inn(R) system, we may manage hotel establishments using other brands according to individual market needs.

     The terms used to define the different levels of hotel ratings are those used by the trade press as well as in market surveys. There are:

                           .  5-star hotel - Luxury
                           .  4-star hotel - First Class
                           .  3-star hotel - Mid-Market
                           .  2-star hotel - Economy
                           .  1-star hotel - Budget

Thus, Days Inn(R) will be in the high Mid-Market, Days Hotel(R) in the high First Class, Days Hotel & Suites(R) in the high First Class and Days Plaza(R) in the low to medium Luxury Class.

     We have based our projections upon the following determinations:

 . Anticipated economic growth of the European Union which will lead to a positive impact on employment, leading to increased international travel, benefiting Italy.

 . Tourist flows which reward art and business cities such as Florence, Rome, Venice and Milan.

 .  Improved hotel supply

 .  Expansion of integrated hotel systems

 . Mid-Market segment has ample room for penetration with few competitors catering to it

 . Occupancy indices show good financial performance with good anticipated returns on investment.

     Our operating plan includes location selection and establishment selection. Location selection includes "must" locations which are strategic and essential locations - cities with a substantial amount of international tourism, both leisure and business. These include Milan, Rome, Florence and Venice as well as others. The second group includes provincial cities with high room occupancy rates, but mainly a domestic clientele. These cities will increase the development of our hotel chain over the entire territory. Included are Bergamo, Como, Trieste, Pisa and Salerno as well as others. The third group includes provincial cities with both a quality and quantity deficit of rooms. These cities have few quality and chain hotels. Included are Parma, Siena, Palermo and Messina as well as others. Identification of these locations results from our mapping of the territory and research based upon numbers of rooms available in the area, number of stays, room occupancy rate, average day rate and average actual income per room.

     The second phase will consist in selecting the individual establishments. A preliminary evaluation is conducted with respect to architecture, type and number of rooms, availability of services, availability of a restaurant and availability and capacity of the meeting room. All aspects are assessed using information from public and private organizations such as tour operators, travel agents, tourism promotion organizations, Chamber of Commerce and government agencies. We hope to derive from these groups information on the number of hotels in the area, industrial development plans, urban planning, availability of existing structures suitable for hotel establishment, tourism and financial incentives.

     Actual operations will be conducted by Days Master through entities to whom it grants franchises as Master Licensee under the License Agreement. Days Master is owned 100% by Hospitalia S.r.L. which is owned 98% by our Company and 2% by an unaffiliated individual. Presently, we also own 54.5% of ABC Alliance S.r.L., another Italian company. However, our interest is being liquidated, and ABC will not be a part of our operations. It has had, and will have, no impact on our operations.

     Days Master will be our Group's operating company. Days Master will be the manager of individual hotels that are leased or under management contracts. In the case of leased hotels, its income will be from payments from guests for stays and other hotel services. Expenses will be the costs of providing such services. The buildings will be owned by third parties who will receive a rental fee from Days Master. In the case of management contracts, Days Master will act as "manager" for the third-party owner/franchisee and will receive a fee under a management contract. Its fee will generally be a percentage of hotel income determined on a case-by-case basis.

     Although we own the license of the Days Inn(R) system, Days Master may manage hotel establishments using other brands according to individual marketing needs.

DESCRIPTION OF BUSINESS

     Days Master will function as Master Licensee for the Days Inn(R) hotel chain in Italy. As such, it will provide an integrated system for the supply of services, including:

  . the company trademarks Days Inn(R), Days Hotel(R) and Days Hotels and Suites(R)
  . other intellectual property rights such as copyrights, manuals for standards for products and services and technical and commercial information
  .  commercial advertising and promotional programs and materials
  . system standards related to construction, design and guest service techniques
  .  personnel training programs and methods
  .  quality standards, inspections and rating techniques
  .  centralized booking system
  .  financial accounting, management and support and consulting programs
  .  operating guidelines, management policies and specifications
  . techniques and standards applicable to restaurant services offered, using Company trademarks included in the system and using system standards

  Days Master will be compensated by the payment of dividends or rents from the subsidiaries and royalties from third party property owners. If we decide to buy ownership of buildings where hotels are located, such ownership will reside in companies owned or controlled by Days Master. Those companies will acquire the buildings, negotiating mortgages or leasing contracts with banks or leasing companies and then lease them to Days Master for a rental or managerial fee.


While we are researching location and establishment prospects, no specific transactions have been consummated. Ultimately, our business will be to own and/or operate a chain of hotels and inns as discussed in "Plan of Operations" above.

DESCRIPTION OF PROPERTY

     Our only office is located at 99 Derby Street, Suite 200, Hingham, MA 02043 which we lease for a rent of $895.00 per month for a one year term expiring September 30, 2002. We also pay an additional $250.00 per month for office equipment and Internet access.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The directors and principal officers, their ages and principal occupation are:

     Name                  Age     Position with the Company
     ----                  ---     -------------------------

     Andrea Cesaretti      41      Director, President, and Chief
     Milan, Italy                  Executive Officer

     Andrea Campanelli     32  Director
     Rome, Italy
     Frank G. Wright       66  Director, Executive Vice President
     Hingham, MA               and Chief Financial Officer

EXECUTIVE COMPENSATION

     At this time neither the Company nor any of our subsidiaries pay any salary, bonus or other compensation to our officers or directors. We have no retirement, option, deferred compensation or similar plans, although such plans may be adopted in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the names of all directors, officers and owners of more than 10% of the Company's Common Stock, the only class issued and outstanding and all directors and officers as a group as of September 30, 2001.

-------------------------------------------------------------------------------------------------------
       Name and Address of               Position with                 Number of
        Beneficial Owner                    Company                     Shares                Percent
-------------------------------------------------------------------------------------------------------
                                         Director and
Andrea Cesaretti(1)                        President                    4,500,000(2)              18.12%
-------------------------------------------------------------------------------------------------------
Bruno Petruzzo                               None                       4,898,457(2)              19.72%
-------------------------------------------------------------------------------------------------------
Andrea Campanelli                          Director                   1,352,880(2)(3)              5.44%
-------------------------------------------------------------------------------------------------------
Alice Cesaretti(1)                           None                       4,500,000(2)              18.12%

Frank G. Wright                       Director, Executive                       0                     0
                                      Vice President and
                                        Chief Financial
                                            Officer


-------------------------------------------------------------------------------------------------------

(1)  Husband and wife

(2) Before the distribution of Shares contemplated by this Prospectus. After the distribution, the number of shares owned will remain the same, but the percent will be reduced by 10%.

(3)  Includes shares owned by his wife

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Other than their stock ownership and management positions, management has no interest in any transactions with the Company. Except for Frank G. Wright, no shareholder, director or officer of the Company is a shareholder, director or officer of Innovation International. Mr. Wright is a Director, Executive Vice President and Chief Financial Officer of the Company and shareholder, director and President of Innovation International. He owns no stock in the Company; but, as a shareholder of Innovation International, he will receive his pro rata share of the Common Stock and Warrants offered by this Prospectus when the distribution is made, which will be 596,000 Shares and 596,000 Warrants. In addition, Mr. Wright has received consulting fees of $72,000 from the Cesaretti Group in connection with the reorganization.

DESCRIPTION OF SECURITIES

          We are offering 2,483,728 shares of Common Stock, par value $0.001 and warrants to purchase an additional 2,483,728 shares of Common Stock to present shareholders of Innovation International ("Distributees"). Authorized capital is 50,000,000 shares of Common Stock, par value $0.001 and 5,000,000 shares of Preferred Stock, par value $0.001. The shares of Common Stock and Warrants are being offered to the Distributees at no cost to you. As of the date of this Prospectus, there were 22,353,548 shares of Common Stock issued and outstanding. Preferred Stock may be issued in one or more series with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions as the Board of Directors shall determine. No preferred shares are outstanding.

          Each shareholder of Common Stock is entitled to one vote at meetings of our shareholders and to participate equally and ratably in all dividends declared by us and in all property or assets that may be distributed to holders of shares of Common Stock in the event of a voluntary or involuntary dissolution, liquidation or winding up of the Company. Shareholders do not have preemptive rights to purchase securities offered for sale by us nor any subscription or conversion rights or cumulative voting rights in the election of our directors.

          We are also offering Warrants to purchase all additional 2,483,728 shares of Common Stock. Each Warrant will permit you to purchase one share of Common Stock at a price of $2.00 per share. The Warrants will expire on June 30, 2005 and may be redeemed by the company any time after June 30, 2002 at a price of $0.25 per Warrant.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

          There is presently no public trading market for our stock, and there is no trading history in shares of our stock. Upon the effectiveness of the registration statement of which this Prospectus is a part, we intend to file a registration statement on Form 8-A with the Securities and Exchange Commission ("SEC"), thereby registering our Common Stock, Preferred Stock and Warrants pursuant to Section 12 of the Securities and Exchange Act of 1934 ("1934 Act"). At such time, we will become a reporting company, and will apply to have our Common Stock quoted on the OTC Bulletin Board. We cannot predict when such listing will become effective or the effect on the price of our stock or the extent of the development of a market for our stock. As of the date hereof, none of our shares are subject to outstanding options or warrants to purchase (except for the Warrants offered by this Prospectus), or convertible into common stock. The presently outstanding shares are restricted and may be sold only through registration under the Securities Act of 1933 ("1933 Act") or pursuant to some exemption from such registrations. The shares you receive will be freely tradeable. No other shares are being publicly offered. As of the date hereof there are approximately 13 holders of our Common Stock, the only shares outstanding.

          We have not paid any dividends on our Common Stock, and there is no present intention to do so. Dividends may be payable in the future out of funds legally available for such purpose at the discretion of the Board of Directors.

          A majority vote is required on all corporate action which means holders of a majority (more than 50%) of the outstanding shares can elect directors as they choose and remaining shareholders will not be able to elect directors. Shares may be issued only as fully paid and non-assessable.

          We will act as our own transfer agent until such time as our registration becomes effective. At that time, we intend to retain an independent, registered transfer agent.

INTEREST OF NAMED EXPERTS AND COUNSEL

          The experts named in the Registration Statement and Prospectus were not hired on a contingent basis and have no direct or indirect interest in our Company. Our attorneys and accountants will not receive any Shares in the distribution.

LEGAL PROCEEDINGS

          We are not involved in any legal proceedings at this time.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

          We have engaged Sprouse & Winn, LLP as our independent certified accountants. We have had no disagreements with them nor have we changed accountants.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Our Certificate of Incorporation and By-Laws provide that the liability of our officers and directors for monetary damages shall be limited to the fullest extent provided by Nevada law which includes limitation of liability for monetary damages for the defense of civil or criminal actions.

          Insofar as indemnification for liabilities arising under the federal 1933 Act may be permitted to directors, officers and controlling persons of the small business issuer (Company) pursuant to the foregoing provisions or otherwise, the small business issuer (Company) has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

          Our attorneys, Griffith, McCague & Fernsler, P.C., The Gulf Tower, Suite 3626, 707 Grant Street, Pittsburgh, PA 15219 have passed upon the legality of the Common Stock issued prior to this offering and upon the Common Stock and Warrants to be distributed in this offering.

EXPERTS

          The financial statements as of April 30, 2001 and for the period from inception to April 30, 2001 respectively, included in this Prospectus have been audited by Sprouse& Winn LLP, independent certified public accountants as set forth in their reports. The audited financial statements have been included in reliance upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          Prior to the date of this Prospectus, we were not required to file any reports with the SEC. After the effective date of the registration statement of which this Prospectus is a part, however, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the 1934 Act. In addition, our complete registration statement with respect to this offering with all exhibits is filed with the SEC.

          You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.
                       ------------------

          Please note that our registration statement, of which this Prospectus is only a part, contains additional information about us. In addition, our registration statement includes numerous exhibits containing information about us. Copies of our complete registration statement may be obtained from the SEC by following the procedures described above.

                         INDEX TO FINANCIAL STATEMENTS

                         HOSP-ITALIA INDUSTRIES, INC.
                               AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                       CONSOLIDATED FINANCIAL STATEMENTS

                     FOR THE PERIOD FROM SEPTEMBER 6, 2000
                      (INCEPTION) THROUGH APRIL 30, 2001

                                                                      PAGE
                                                                      ----
INDEPENDENT AUDITOR'S REPORT                                          F-1

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheet                                            F-2

Consolidated Statement of Operations                                  F-3

Consolidated Statement of Stockholders' Equity                        F-4

Consolidated Statement of Cash Flows                                  F-5

Notes to Consolidated Financial Statements                         F-6-12

UNAUDITED FINANCIAL STATEMENTS                                       F-13

Unaudited Consolidated Balance Sheet                                 F-14

Unaudited Consolidated Statement of Operations                       F-15

Unaudited Consolidated Statement of Cash Flows                       F-16

Notes to Financial Statements                                        F-17

Board of Directors
Hosp-Italia Industries, Inc. and Subsidiaries


                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------


We have audited the accompanying consolidated balance sheet of Hosp-Italia Industries, Inc. and Subsidiaries (Company), a development stage company, as of April 30, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from September 6, 2000 (inception) through April 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Hosp-Italia Industries, Inc. and Subsidiaries as of April 30, 2001, and the results of its operations and its cash flows for the period from September 6, 2000 (inception) through April 30, 2001 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company is a development stage company with no significant revenues and a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Austin, Texas
October 27, 2001

                 HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                       CONSOLIDATED FINANCIAL STATEMENTS
                       ---------------------------------

                          CONSOLIDATED BALANCE SHEET

                                APRIL 30, 2001


                                    ASSETS
                                    ------

CURRENT:
   Cash and cash equivalents                                        $    6,375
   Trade accounts receivable, net                                       25,197
   Other receivables                                                    39,776
                                                                    ----------
      Total Current Assets                                              71,348

LONG-TERM:
   Other receivables                                                    34,838
   Intangible assets, net                                              988,612
   Property and equipment, net                                          79,344
   Investment in affiliate                                              50,425
                                                                    ----------

TOTAL ASSETS                                                        $1,224,567
                                                                    ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

CURRENT:
   Accounts payable and accrued liabilities                         $   74,219
   Line of credit                                                       37,438
   Notes payable-related parties                                       336,284
                                                                    ----------
      Total Current Liabilities                                        447,941

Minority interest  in equity of consolidated subsidiaries              471,290

STOCKHOLDERS' EQUITY
Common stock-par value $.001, 50,000,000 shares authorized,
    9,000,000 shares issued and outstanding.                             9,000
Additional paid-in capital                                             512,707
Receivable from sale of stock                                         (199,407)
Deficit accumulated during the development stage (deficit)             (22,865)
Accumulated other comprehensive income                                   5,901
                                                                    ----------
      Total Stockholders' Equity                                       305,336
                                                                    ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $1,224,567
                                                                    ==========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENT OF OPERATIONS

               FOR THE PERIOD FROM SEPTEMBER 6, 2000 (INCEPTION)
                            THROUGH APRIL 30, 2001


REVENUES                                                            $ 45,676

COSTS OF REVENUES                                                        -0-
                                                                    --------
GROSS PROFIT                                                          45,676

GENERAL AND ADMINISTRATIVE EXPENSES
   Start up costs                                                      3,210
   Research and development expenses                                  14,000
   Salaries and wages                                                  5,894
   Office expenses and supplies                                        1,519
   Depreciation and amortization expense                              20,499
   Professional fees                                                  26,081
   Equipment rental and maintenance                                    9,037
   Other expenses                                                      5,655
                                                                    --------
      Total General and Administrative Expenses                       85,895
                                                                    --------
OPERATING INCOME (LOSS)                                              (40,219)

OTHER INCOME (EXPENSE)                                                   603
                                                                    --------
NET INCOME (LOSS), including minority interests                      (39,616)

   Minority interest in net loss of subsidiaries                     (16,751)
                                                                    --------
NET INCOME (LOSS), net of minority interest                          (22,865)

ACCUMULATED OTHER COMPREHENSIVE INCOME
   Foreign currency translation gain (loss)                           11,047
   Minority interest in other comprehensive income                     5,146
                                                                    --------
ACCUMULATED OTHER COMPREHENSIVE INCOME , net of minority interest      5,901
                                                                    --------
CONSOLIDATED COMPREHENSIVE INCOME (LOSS)                            $(16,964)
                                                                    ========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

               FOR THE PERIOD FROM SEPTEMBER 6, 2000 (INCEPTION)
                            THROUGH APRIL 30, 2001


                                  Common Stock
                          -----------------------------
                                                                                                            Accumulated
                                                          Additional       Receivable      Accumulated         Other
                                               Par          Paid-in       From Sale of      Net Income     Comprehensive
                                Shares        Value         Capital          Stock            (Loss)          Income
                           --------------  -------------  -------------  ----------------  --------------  ---------------
Balance at September 6,
 2000 (Inception)                     -0-        $   -0-      $     -0-       $      -0-       $     -0-      $    -0-

Issuance of common
 stock in acquisition
 of subsidiaries, at
 net asset value               9,000,000          9,000        512,507               -0-             -0-           -0-

Capital contribution                  -0-            -0-           200               -0-             -0-           -0-

Deficit accumulated
 during the
 development stage                    -0-            -0-            -0-              -0-        (22,865)           -0-

Receivable from sale of
 stock                                -0-            -0-            -0-        (199,407)             -0-           -0-

Other Comprehensive
 income                               -0-            -0-            -0-              -0-             -0-        5,901
                               ---------         ------      ---------        ---------        --------       -------
Balance at April 30,
 2001                          9,000,000         $9,000       $512,707        $(199,407)       $(22,865)      $ 5,901
                               =========         ======       ========        =========        ========       =======

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENT OF CASH FLOWS

               FOR THE PERIOD FROM SEPTEMBER 6, 2000 (INCEPTION)
                            THROUGH APRIL 30, 2001


CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                                            $   (22,865)
   Adjustments to reconcile net income to net cash provided (used) by operating activities:
        Minority interest in net loss of consolidated subsidiaries                                  (16,751)
        Depreciation and amortization expense                                                        20,499
        (Increase) Decrease in accounts receivables                                                 (25,197)
        (Increase) Decrease in other receivables                                                    (74,614)
        Increase (Decrease) in accounts payable and accrued liabilities                              74,219
                                                                                                -----------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                                    (44,709)

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of intangible assets                                                                 (1,007,272)
   Purchase of equipment                                                                            (81,184)
   Investment in affiliate                                                                          (50,425)
                                                                                                -----------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                                                 (1,138,881)

CASH FLOWS FROM FINANCING ACTIVITIES
   Borrowings on line of credit                                                                      37,438
   Proceeds from notes payable                                                                      397,738
   Repayments on notes payable                                                                      (61,454)
   Proceeds from issuance of equity                                                                 816,243
                                                                                                -----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                                  1,189,965

NET INCREASE (DECREASE) IN CASH                                                                       6,375

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                          -0-
                                                                                                -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                        $     6,375
                                                                                                ===========
TAXES PAID                                                                                      $       -0-
                                                                                                ===========
INTEREST PAID                                                                                   $       -0-
                                                                                                ===========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    FOR THE PERIOD FROM SEPTEMBER 6, 2000,
                            THROUGH APRIL 30, 2001


NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          NATURE OF BUSINESS

          Hosp-Italia Industries, Inc. (Company), through subsidiaries, provides consulting and other assistance in the acquisition and operation of firms offering hospitality services such as lodging, food and beverage in Europe, especially Italy. The Company was incorporated in Nevada on September 6, 2000 by its incorporator, Innovation International, Inc. ("Innovation"). Pursuant to a Reorganization Plan and Agreement dated as of December 31, 2000, the Company and Innovation agreed to distribute 1,000,000 shares of the Company's common stock to Innovation's shareholders and to issue 9,000,000 shares of the Company's common stock in exchange for 98% of Hospitalia, S.r.L., an Italian limited company (S.r.L.). After the acquisition was closed the Company became separate from and was no longer associated with Innovation.

          Actual distribution pursuant to Industries' obligation to distribute 1,000,000 shares of its common stock to the Innovation shareholders may be delayed only until a registration statement on SEC from SB-2 to be filed in connection therewith, has become effective. S.r.L. became a 98% subsidiary of the Company.

          BUSINESS COMBINATION

          Effective January 1, 2001, the Company acquired Hospitalia S.r.L. (S.r.L.), a hospitality firm engaged in the business of acquiring or providing assistance in the operation of companies in the hospitality industry. The Company acquired 98% of Hospitalia S.r.L.'s net assets at January 1, 2001 of $521,507 through the issuance of 9,000,000 shares of common stock, par value $.001. The acquisition was accounted for by the purchase method of accounting and, accordingly, the statements of consolidated income include the results of Hospitalia S.r.L. and subsidiaries from January 1, 2001 through April 30, 2001. The assets acquired and liabilities assumed were recorded at estimated fair value which approximated book value at the date of acquisition.

          Hospitalia S.r.L. acquired 54.5% of the capital stock of ABC Alliance S.r.L. (ABC) from three shareholders of ABC. Effective January 1, 2001, S.r.L. acquired 54.5% of ABC's net assets totaling $9,764 through issuance of equity of S.r.L. The acquisition was accounted for by the purchase method of accounting and, accordingly, the statements of consolidated income include the results of ABC from January 1, 2001 through April 30, 2001. The assets acquired and liabilities assumed were recorded at fair value. Goodwill has been recognized for the amount of the excess of the purchase price paid over the fair market value of the net assets acquired and is amortized on a straight line basis over 5 years. Goodwill recognized as a result of this acquisition was approximately $1,700. Effective with the completion of that acquisition, ABC became a majority-owned subsidiary of Hospitalia S.r.L.

                 HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)

                    FOR THE PERIOD FROM SEPTEMBER 6, 2000,
                            THROUGH APRIL 30, 2001


NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          BUSINESS COMBINATION (CONTINUED)

          ABC Alliance S.r.L. owns 38% of the capital stock of Days Master Italia S.P.A., (DMI), an Italian company. DMI holds the 25 year exclusive license to franchise, construct, acquire, own, operate, and manage hotels in Italy, San Marino and Vatican City under the Days Inn and related Days trademarks. The license agreement rights were acquired by DMI from Cendant Global Services B.V. in June 2000 for $450,000. Effective September 9, 2000, ABC acquired 38% of DMI's net assets totaling $317,361 through the issuance of equity in ABC. The acquisition was accounted for by the purchase method of accounting and, accordingly, the statements of consolidated income include the results of DMI from January 1, 2001 through April 30, 2001. The assets acquired and liabilities assumed were recorded at estimated fair value which approximates book value at the date of acquisition.

          PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of the Company, Hospitalia S.r.L., ABC Alliance S.r.L. and Days Master Italia S.P.A. (the Group) All significant intercompany transactions have been eliminated.

          Hospitalia S.r.L., ABC Alliance S.r.L. and Days Master Italia S.P.A. form a group of individual companies which operates in the hotel business. Each of the individual companies is a consolidated subsidiary of the Company due to control through common ownership of all subsidiaries.

          ACCOUNTING BASIS

          The Company prepares its financial statements on the accrual basis of accounting.

          The Company, per FASB Statement No. 7, is properly accounted for and reported as a development stage enterprise. Substantially all of the Company's efforts since its formation have been devoted to establishing its new business. No significant revenue has been earned as of the balance sheet date. Operations have been devoted to raising capital, and the acquisition of properties.

          ESTIMATES

          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

                HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)

                    FOR THE PERIOD FROM SEPTEMBER 6, 2000,
                            THROUGH APRIL 30, 2001


NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          NEW PRONOUNCEMENTS

          The Financial Accounting Standards Board has issued Statement No. 141, Business Combinations. Statement 141 improves the transparency of the accounting and reporting for business combinations by requiring that all business combinations be accounted for under a single method-the purchase method. Use of the pooling of interests method is no longer permitted. Statements 141 requires that the purchase method be used for business combinations initiated after June 30, 2001.

          The Financial Accounting Standards Board has issued Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. This change provides investors with greater transparency regarding the economic value of goodwill and its impact on earnings. The amortization of goodwill ceases upon adoption of the statement, which for most companies, will be January 1, 2002.

          ACCOUNTS RECEIVABLE

          The Company provides for uncollectible accounts receivable using the allowance method of accounting for bad debts. Under this method of accounting, a provision for uncollectible accounts is charged to earnings. The allowance account is increased or decreased based on past collection history and management's evaluation of accounts receivable. All amounts considered uncollectible are charged against the allowance account and recoveries of previously charged off accounts are added to the allowance.

          REVENUE RECOGNITION

          The Company recognizes revenue as earned under the terms of the related agreements and contracts.

          CASH AND CASH EQUIVALENTS

          The Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.

          INTANGIBLE ASSETS

          Intangible assets refer to franchising rights, software and other items which are amortized on the straight line method over estimated useful life of 25 years.

                                     F-8-

                 HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)

                    FOR THE PERIOD FROM SEPTEMBER 6, 2000,
                            THROUGH APRIL 30, 2001


NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          INTANGIBLE ASSETS (CONTINUED)

          The Company continually reviews these assets to evaluate whether events or changes have occurred that would suggest an impairment of carrying value. An impairment loss would be recognized when expected future operating cash flows are lower than carrying value. There has been no impairment recorded in these financial statements.

          PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Assets are depreciated using the straight-line method over their estimated useful lives which range from 7 to 33 years.

          Maintenance and repairs are charged to operations as incurred, and betterments of existing assets are capitalized.

          Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets' are less than assets' carrying amount. There has been no impairment recorded in these financial statements.

          ADVERTISING

          Advertising costs are expensed when incurred.


NOTE 2:   INTANGIBLE ASSETS

          Intangible assets consists of the following:


            Franchise agreement                              $  890,925
            Software and other                                  117,496
                                                             ----------
                                                              1,008,421
            Less Accumulated Amortization                       (19,809)
                                                             ----------
                                                             $  988,612
                                                             ==========

          Amortization expense for the period ended April 30, 2001 was $18,660.

                                     F-9-

                 HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)

                    FOR THE PERIOD FROM SEPTEMBER 6, 2000,
                            THROUGH APRIL 30, 2001


NOTE 3:   PROPERTY AND EQUIPMENT

          Property and equipment consist of the following:


            Furniture & Equipment                    $10,951
            Office Equipment                           5,588
            Building                                  61,999
            Other                                      2,646
                                                     -------
                                                      81,184
           Less Accumulated Depreciation              (1,840)
                                                     -------
            Net Depreciable Assets                   $79,344
                                                     =======

          Depreciation expense for the period ended April 30, 2001 was $1,840.


NOTE 4:   INVESTMENT IN AFFILIATE

          ABC Alliance S.r.L. has acquired 10% of the stock of a third corporation (Kelley Corporation S.A.) for $50,425. This acquisition has been accounted for under the cost method.

NOTE 5:   NOTES PAYABLE

          Notes payable at April 30, 2001 consist of unsecured notes payable to shareholders of the Group. The notes accrue interest at 3% and are due on demand or in 2004.

              Lidiana Bezzi                        $ 78,381
              Alice Cesaretti                        78,381
              Andrea Cesaretti                       62,768
              Daniela Bezzi                          45,615
              Enrico Amati                           45,615
              Teo Bezzi                              18,063
              Massimo B. Catalano                     4,974
              Marina G. Catalano                      2,487
                                                   --------
                 Total                             $336,284
                                                   ========

                                     F-10-

                 HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)

                    FOR THE PERIOD FROM SEPTEMBER 6, 2000,
                            THROUGH APRIL 30, 2001


NOTE 6:   LINE OF CREDIT

          The Company has a line of credit agreement with a bank in Italy, which provides for borrowings up to approximately $92,000. Borrowings under the line are due on demand but intended for use during a 24 month period. At April 30, 2001, borrowings under the line of credit were $37,438 and payments were $-0-.

          Interest on the line of credit is calculated at a rate which is negotiated with the bank every three moths. The debt is secured by the mortgage on real estate.

NOTE 7:   RELATED PARTY TRANSACTIONS

          During the period ended April 30, 2001 receivables/advances from subsidiaries of $292,443 were made to ABC and to DMI. During the period ended April 30, 2001 liabilities/advances to subsidiaries of $50,396 were made by ABC to Hospitalia S.r.L These inter-company transactions have been eliminated in these financial statements. As described in Note 5, notes payable of $336,284 are due to shareholders of the Group.

NOTE 8:   GOING CONCERN

          The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a development stage company with no significant revenues and a working capital deficiency of $376,593, as of April 30, 2001. Accordingly, its ability to continue as a going concern is dependent on obtaining capital and financing for its planned principal operations. The Company plans to secure financing for its acquisition strategy through the sale of its common stock. However, there is no assurance that they will be successful in their efforts to raise capital or secure other financing. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

NOTE 9:   SUBSEQUENT EVENTS

          During July 2001, Hospitalia S.r.L. a 98% subsidiary of the Company which has a 38% interest in the stock of DMI from ABC, acquired the remaining 62% of DMI from a small group of shareholders in Italy. Consideration for this acquisition includes 13,353,548 shares of the common stock of Company in addition to the 9,000,000 shares already issued as consideration under the December 31, 2000 Plan and Agreement among the Company and others. Due to the Company's ownership prior to final acquisition, DMI was treated as a consolidated subsidiary in these financial statements from the date of acquisition.

                                     F-11-

                 HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)

                    FOR THE PERIOD FROM SEPTEMBER 6, 2000,
                            THROUGH APRIL 30, 2001


NOTE 9:   SUBSEQUENT EVENTS (CONTINUED)

          In addition, the Company amended the December 31, 2000 Plan and Agreement with Innovation and others to increase the shares distributable to Innovation shareholders from 1,000,000 common shares to 2,438,728 common shares plus warrants to purchase 2,438,728 additional common shares. The Amendment and the Acquisition of 62% of DMI both became effective on July 31, 2001.

NOTE 10:  INCOME TAXES

          The Company has adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" requires an asset and liability approach for financial accounting and reporting for income tax purposes. This statement recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for future tax consequences of events that have been recognized in the financial statements or tax returns.

          The Company and Subsidiaries have elected to file separate returns and not file on a consolidated basis.

          Deferred income taxes result from temporary differences in the recognition of accounting transactions for tax and financial reporting purposes. There were no material temporary differences at April 30, 2001, and accordingly, no deferred tax liabilities have been recognized for the period then ended.

                                     F-12-

                         HOSP-ITALIA INDUSTRIES, INC.
                               AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  -------------------------------------------

                FOR THE FIVE MONTHS ENDED SEPTEMBER 30, 2001 AND
              FOR THE PERIOD FROM INCEPTION ON SEPTEMBER 6, 2000,
                           THROUGH SEPTEMBER 30, 2001

          HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)

               UNAUDITED CONSOLIDATED BALANCE SHEET
                              September 30, 2001

                              ASSETS
                              ------

CURRENT:
   Cash and cash equivalents                                         $  127,748
   Trade accounts receivable, net                                         5,751
   Other receivables                                                     92,386
                                                                      ---------
      Total Current Assets                                              225,884

LONG-TERM:
   Other receivables                                                     45,946
    Due From Affiliates                                                 311,480
    Intangible Assets, Net                                              995,698
   Property and equipment, net                                          120,722
   Investment in affiliate                                               56,818
                                                                      ---------
TOTAL ASSETS                                                         $1,756,548
                                                                      =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

CURRENT:
   Accounts payable and accrued liabilities                             $89,549
   Line of credit                                                        88,180
   Notes payable-related parties                                        359,139
                                                                        -------
      Total Current Liabilities                                         536,868

Minority interest  in equity of consolidated subsidiaries                27,893

STOCKHOLDERS' EQUITY
Common stock-par value $.001, 50,000,000 shares authorized,
22,354,000 issued and outstanding                                        22,354
Additional paid-in capital                                            1,337,168

Deficit accumulated during the development stage (deficit)             (222,188)
Accumulated other comprehensive income                                   54,453
                                                                      ---------
      Total Stockholders' Equity                                      1,191,787
                                                                      ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $1,756,548

                  HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

                FOR THE FIVE MONTHS ENDED SEPTEMBER 30, 2001 AND
                FOR THE PERIOD FROM SEPTEMBER 6, 2000 (INCEPTION)
                           THROUGH SEPTEMBER 30, 2001

                                                                                                   From Inception
                                                                                                   --------------
                                                                            Five Mos. May 1-      September 6, 2000
                                                                            ----------------      -----------------
                                                                           September 30, 2001   to September 30, 2001
                                                                           ------------------   ---------------------
REVENUES                                                                         26,552            72,228

COSTS OF REVENUES                                                                     0               -0-

GROSS PROFIT                                                                     26,552            72,228
                                                                              ---------         ---------

GENERAL AND ADMINISTRATIVE EXPENSES
   Start up costs                                                                   (56)            3,154
   Research and development expenses                                              3,580            17,580
   Salaries and wages                                                            17,824            23,718
   Office Rent                                                                    1,245             1,245
   Office expenses and supplies                                                       0                 0
   Depreciation and amortization expense                                         28,406            48,905
   Professional fees                                                             66,138            92,219
   Equipment rental and maintenance                                               6,930            15,967
   Travel & Entertainment                                                         5,737             5,737
   Other expenses                                                                 2,996             8,651
                                                                              ---------         ---------
      Total General and Administrative Expenses                                 131,281           217,176

OPERATING INCOME (LOSS)                                                        (104,729)         (144,948)
                                                                              ---------         ---------
OTHER INCOME (EXPENSE)                                                           (3,635)           (3,032)

NET INCOME (LOSS), including minority interests                                (108,364)         (147,980)
                                                                              ---------         ---------
   Minority interest in net loss of subsidiaries                                 11,142           (27,893)
NET INCOME (LOSS), net of minority interest                                     (97,222)         (120,087)

ACCUMULATED OTHER COMPREHENSIVE INCOME
   Foreign currency translation gain (loss)                                      44,517            55,564
   Minority interest in other comprehensive income                               (6,257)           (1,111)
                                                                              ---------         ---------

ACCUMULATED OTHER COMPREHENSIVE INCOME , net of   minority interest              48,552            54,453
                                                                              ---------         ---------

CONSOLIDATED COMPREHENSIVE INCOME (LOSS)                                        (48,670)          (65,634)
                                                                              =========         =========

                  HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

                FOR THE FIVE MONTHS ENDED SEPTEMBER 30, 2001 AND
                FOR THE PERIOD FROM SEPTEMBER 6, 2000 (INCEPTION)
                           THROUGH SEPTEMBER 30, 2001





                                                                                                             From Inception
                                                                                                             --------------
                                                                                    Five Mos. May         September. 6, 2000 to
                                                                                    -------------         --------------------
                                                                                 1-September 30, 2001      September 30, 2001
                                                                                 -------------------       ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated Comprehensive Income (Loss), Net of Minority Interests                      (48,670)               (65,634)
 Adjustments to reconcile net income to net cash provided (used) by operating activities:
        Depreciation and amortization expense                                             28,406                 48,905
        (Increase) Decrease in accounts receivables                                       19,446                 (5,751)
        (Increase) Decrease in other receivables                                         (17,772)               (92,386)
        Increase (Decrease) in accounts payable and accrued liabilities                   15,330                 89,549
                                                                                       ---------            -----------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                          19,392                (25,317)

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of intangible assets                                                          11,574               (995,698)
   Purchase of equipment                                                                 (39,538)              (120,722)
   Investment in affiliate                                                                (6,393)               (56,818)
                                                                                       ---------            -----------

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                                         (34,357)            (1,173,238)

CASH FLOWS FROM FINANCING ACTIVITIES
   Borrowings on line of credit                                                           50,742                 88,180
   Proceeds from notes payable                                                           (38,599)               359,139
   Repayments on notes payable                                                            19,438                (42,016)
   Proceeds from issuance of equity                                                      104,757                921,000
                                                                                       ---------            -----------

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                         136,338              1,326,303

NET INCREASE (DECREASE) IN CASH                                                          121,373                127,748

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                 -                      -
                                                                                       ---------            -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                 121,373                127,748
                                                                                       =========            ===========

TAXES PAID                                                                                     -                      -
                                                                                       =========            ===========

INTEREST PAID                                                                                  -                      -
                                                                                       =========            ===========

                 HOSP-ITALIA INDUSTRIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
             ----------------------------------------------------

               FOR THE FIVE MONTHS ENDED SEPTEMBER 30, 2001 AND
              FOR THE PERIOD FROM INCEPTION ON SEPTEMBER 6, 2000,
                          THROUGH SEPTEMBER 30, 2001


NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          NATURE OF BUSINESS

          Hosp-Italia Industries, Inc. (Company), through subsidiaries, provides consulting and other assistance in the acquisition and operation of firms offering hospitality services such as lodging, food and beverage in Europe, especially Italy. The Company was incorporated in Nevada on September 6, 2000 by its incorporator, Innovation International, Inc. ("Innovation"). Pursuant to a Reorganization Plan and Agreement dated as of December 31, 2000, the Company and Innovation agreed to distribute 1,000,000 shares of the Company's common stock to Innovation's shareholders and to issue 9,000,000 shares of the Company's common stock in exchange for 98% of Hospitalia, S.r.L., an Italian limited company (S.r.L.). After the acquisition was closed the Company became separate from and was no longer associated with Innovation.

          During July 2001, Hospitalia S.r.L. a 98% subsidiary of the Company which then had a 38% interest in the stock of Days Master Italia
          (DMI), acquired the remaining 62% of DMI from a small group of shareholders in Italy. Consideration for this acquisition includes 13,353,548 shares of the common stock of Company in addition to the 9,000,000 shares already issued as consideration under the December 31, 2000 Plan and Agreement among the Company and others.

          In addition, the Company amended the December 31, 2000 Plan and Agreement with Innovation and others to increase the shares distributable to Innovation shareholders from 1,000,000 common shares to 2,438,728 common shares plus warrants to purchase 2,438,728 additional common shares. That amendment and the acquisition of 62% of DMI both became effective on July 31, 2001.

          Actual distribution, pursuant to Industries' obligation to distribute the 2,438,728 common shares and warrants to purchase 2,438,728 additional shares of its common stock to the Innovation shareholders, may be delayed only until a registration statement on SEC from SB-2 to be filed in connection therewith, has become effective.

          BUSINESS COMBINATION

          Effective January 1, 2001, the Company acquired Hospitalia S.r.L. (S.r.L.), a hospitality firm engaged in the business of acquiring or providing assistance in the operation of companies in the hospitality industry. The Company acquired 98% of Hospitalia S.r.L.'s net assets at January 1, 2001 of $521,507 through the issuance of 9,000,000 shares of common stock, par value $.001. The acquisition was accounted for by the purchase method of accounting and, accordingly, the statements of consolidated income include the results of Hospitalia S.r.L. and subsidiaries from January 1, 2001 through April 30, 2001. The assets acquired and liabilities assumed were recorded at estimated fair value which approximated book value at the date of acquisition.

          Hospitalia S.r.L. acquired 54.5% of the capital stock of ABC Alliance S.r.L. (ABC) from three shareholders of ABC. Effective January 1, 2001, S.r.L. acquired 54.5% of ABC's net assets totaling $9,764 through issuance of equity of S.r.L. The acquisition was accounted for by the purchase method of accounting and, accordingly, the statements of consolidated income include the results of ABC from January 1, 2001 through April 30, 2001. The assets acquired and liabilities assumed were recorded at fair value. Goodwill has been recognized for the amount of the excess of the purchase price paid over the fair market value of the net assets acquired and is amortized on a straight line basis over 5 years. Goodwill recognized as a result of this acquisition was approximately $1,700. Effective with the completion of that acquisition, ABC became a majority-owned subsidiary of Hospitalia S.r.L.

          BUSINESS COMBINATION (CONTINUED)

          On July 31, 2001 DMI became a 100% owned subsidiary of Hospitalia S.r.L. DMI holds the 25 year exclusive license to franchise, construct, acquire, own, operate, and manage hotels in Italy, San Marino and Vatican City under the Days Inn and related Days trademarks. The license agreement rights were acquired by DMI from Cendant Global Services B.V. in June 2000 for $450,000. The acquisition was accounted for by the purchase method of accounting and, accordingly, the statements of consolidated income include the results of DMI from January 1, 2001 through April 30, 2001. The assets acquired and liabilities assumed were recorded at estimated fair value which approximates book value at the date of acquisition.

          PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of the Company, Hospitalia S.R.L., ABC Alliance S.R.L. and Days Master Italia S.P.A. (the Group). All significant intercompany transactions have been eliminated.

          Hospitalia S.R.L., ABC Alliance S.R.L. and Days Master Italia S.P.A. form a group of individual companies which operates in the hotel business. Each of the individual companies is a consolidated subsidiary of the Company due to control through common ownership of all subsidiaries.

          ACCOUNTING BASIS

          The Company prepares its financial statements on the accrual basis of accounting.

          The Company, per FASB Statement No. 7, is properly accounted for and reported as a development stage enterprise. Substantially all of the Company's efforts since its formation have been devoted to establishing its new business. No significant revenue has been earned as of the balance sheet date. Operations have been devoted to raising capital, and the acquisition of properties.

          ESTIMATES

          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.


          NEW PRONOUNCEMENTS

          The Financial Accounting Standards Board has issued Statement No. 141, Business Combinations. Statement 141 improves the transparency of the accounting and reporting for business combinations by requiring that all business combinations be accounted for under a single method-the purchase method. Use of the pooling of interests method is no longer permitted. Statements 141 requires that the purchase method be used for business combinations initiated after June 30, 2001.

          The Financial Accounting Standards Board has issued Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. This change provides investors with greater transparency regarding the economic value of goodwill and its impact on earnings. The amortization of goodwill ceases upon adoption of the statement, which for most companies, will be January 1, 2002.

          ACCOUNTS RECEIVABLE

          The Company provides for uncollectible accounts receivable using the allowance method of accounting for bad debts. Under this method of accounting, a provision for uncollectible accounts is charged to earnings. The allowance account is increased or decreased based on past collection history and management's evaluation of accounts receivable. All amounts considered uncollectible are charged against the allowance account and recoveries of previously charged off accounts are added to the allowance.

          REVENUE RECOGNITION

          The Company recognizes revenue as earned under the terms of the related agreements and contracts.

          CASH AND CASH EQUIVALENTS

          The Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.

          INTANGIBLE ASSETS

          Intangible assets refer to franchising rights, software and other items which are amortized on the straight line method over estimated useful life of 25 years. The Company continually reviews these assets to evaluate whether events or changes have occurred that would suggest an impairment of carrying value. An impairment loss would be recognized when expected future operating cash flows are lower than carrying value. There has been no impairment recorded in these financial statements.

          PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Assets are depreciated using the straight-line method over their estimated useful lives which range from 7 to 33 years.

          Maintenance and repairs are charged to operations as incurred, and betterments of existing assets are capitalized.

          Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets' are less than assets' carrying amount. There has been no impairment recorded in these financial statements.

         ADVERTISING

         Advertising costs are expensed when incurred.

NOTE 2:  INTANGIBLE ASSETS

         Intangible assets consists of the Franchise Agreement at cost, plus amounts expended in connection therewith, including software and other assets: $995,698.

NOTE 3:  PROPERTY AND EQUIPMENT

         Property and equipment consist of office furniture, building, improvements, equipment and miscellaneous assets at their deprecited value of $120,722.

NOTE 4:  INVESTMENT IN AFFILIATE

         The company has acquired 10% of the stock of a third corporation (Kelley Corporation S.A. ) for $56,818. This acquisition has been accounted for under the cost method.

NOTE 5:  NOTES PAYABLE

         Notes payable at September 30, 2001 consist of unsecured notes payable to nine individual shareholders of the Group. The notes, totalling $359,139 as of September 30, 2001 accrue interest at 3% and are due on demand or in 2004.

NOTE 6:  LINE OF CREDIT

         The Company has a line of credit agreement with a bank in Italy, which provides for borrowings up to approximately $92,000. Borrowings under the line are due on demand but intended for use during a 24 month period. At September 30, 2001, borrowings under the line of credit were $88,180 and payments were $-0-.

          Interest on the line of credit is calculated at a rate which is negotiated with the bank every three months. The debt is secured by the mortgage on real estate.

NOTE 7:   RELATED PARTY TRANSACTIONS

          During the period ended September 30, 2001 various receivables and advances from subsidiaries were made to and from, and among and between ABC, DMI and Hospitalia S.R.L These inter-company transactions have been eliminated in these financial statements. As described in
          Note 5, notes payable of $359,139 are due to shareholders of the Group.

NOTE 9:   INCOME TAXES

          The Company has adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" requires an asset and liability approach for financial accounting and reporting for income tax purposes. This statement recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for future tax consequences of events that have been recognized in the financial statements or tax returns.

          The Company and Subsidiaries have elected to file separate returns and not file on a consolidated basis.

          Deferred income taxes result from temporary differences in the recognition of accounting transactions for tax and financial reporting purposes. There were no material temporary differences at September 30, 2001, and accordingly, no deferred tax liabilities have been recognized for the period then ended.

                                    Part II
                   Information not Required in the Prospectus

INDEMNIFICATION OF OFFICERS AND DIRECTORS

          The Articles of Incorporation of the Registrant waive the personal liability of a director or officer for damages for breach of fiduciary duty except for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of
Section 78.300 of the Nevada General Corporation Law ("NGCL"), which concerns wrongful distributions to shareholders.

          While the Articles provide directors and officers with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, the Articles will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director or officer's breach of his or her duty of care.

          The Articles and By-Laws provide for indemnification of the directors and officers of the Registrant to the fullest extent legally permitted by the laws of the State of Nevada, as then in effect. The indemnification rights conferred by the By-Laws are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Registrant will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers and will enter into an indemnification agreement with each of its directors. Under its form of indemnification agreement, the Registrant agrees to indemnify its directors against all expenses, liability or losses incurred by the directors in their capacity as such: (i) to the fullest extent permitted by applicable law; (ii) as provided in the By-Laws as in effect on the date of such agreement; and (iii) in the event the Registrant does not maintain the aforementioned insurance or comparable coverage, to the full extent provided in the applicable policies as is in effect on the date of such agreement (the Registrant's obligations described in (ii) and (iii) being subject to certain exceptions). Contractual rights under such indemnification agreements are believed to provide the directors more protection than the By-Laws, which are subject to change.

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the small business issuer (the Registrant) pursuant to the foregoing provisions, or otherwise, the small business issuer (the Registrant) has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The expenses to be paid by the Registrant in connection with the securities being registered are as follows:

          Accounting fees and expenses          $18,000.00
          Blue Sky fees and expenses            $ 4,000.00
          Legal fees and expenses               $15,000.00
          Printing expenses                     $ 2,000.00
          Postage and miscellaneous expenses    $ 1,000.00

          Total                                 $40,000.00

UNDERTAKINGS

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

          On March 23, 2001, Registrant issued 9,000,000 shares of its Common Stock to Andrea Cesaretti and members of his family, who were owners of Hospitalia, S.r.L. An additional 13,483,728 shares were issued to the former shareholders of Days Master on July 31, 2001. These shares, in the aggregate, were issued in exchange for 98% of the shares of Hospitalia, S.r.L. The shares were issued without registration under the Securities Act of 1933 pursuant to an exemption provided for by that Act. Section 4(2) provides that transactions by an issuer not involving a public offering are exempted transactions. The Registrant relied upon that exemption as (1) the recipients of the issues were only 13 in number, (2) they are sophisticated investors who acquired the stock for their own account and not with a view to distribution, (3) there was no advertisement or public offering, (4) there were no underwriters, brokers, or dealers involved and (5) acquirors are fully knowledgeable of the Registrant's proposed operations. The certificates representing those shares bear legends stating they may not be offered, sold or otherwise transferred except pursuant to an effective registration statement under the Act or an exemption from such registration requirements.

INDEX TO EXHIBITS

          The following Exhibits are filed as a part of this Registration
Statement:

--------------------------------------------------------------------------------
   Exhibit No.                             Description                  Page No.
--------------------------------------------------------------------------------
      2.1      Reorganization Plan and Agreement
--------------------------------------------------------------------------------
      2.2      Amendment to Reorganization Plan and Agreement
--------------------------------------------------------------------------------
      3.1      Articles of Incorporation
--------------------------------------------------------------------------------
      3.2      By-Laws
--------------------------------------------------------------------------------
      4.1      Specimen Stock Certificate
--------------------------------------------------------------------------------
      4.2      Form of Warrant
--------------------------------------------------------------------------------
      5        Opinion of Griffith, McCague & Fernsler, P.C. as to the
               legality of the Shares and Warrants
--------------------------------------------------------------------------------
     10.1      Cendant License Agreement
--------------------------------------------------------------------------------
     10.2      Approval by Cendant to the Assignment of License
               Agreement to Registrant
--------------------------------------------------------------------------------
     21        Subsidiaries
--------------------------------------------------------------------------------
     23.1      Consent of Sprouse & Winn, Auditors
--------------------------------------------------------------------------------
     23.2      Consent of Griffith, McCague & Fernsler, P.C. (contained
               in Exhibit 5 above)
--------------------------------------------------------------------------------
     24        Power of Attorney (contained on signature page)
--------------------------------------------------------------------------------

Signatures

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, being duly authorized in the City of Milan, Italy on November 16, 2001.

                                   Hosp-Italia Industries, Inc.

                              By:  /s/ Andrea Cesaretti
                                   -----------------------------------------
                              Name:    Andrea Cesaretti
                              Title:   President and Chief Executive Officer
                              Date:    November 16, 2001

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Frank G. Wright and Charles B. Jarrett, Jr. and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


           Name                          Title                       Date
           ----                          -----                       ----

/s/ Andrea Cesaretti
---------------------------
Andrea Cesaretti               Director, President and
                               Chief Executive Officer       November 16, 2001

/s/ Andrea Campanelli
---------------------------
Andrea Campanelli              Director                      November 16, 2001

/s/ Frank G. Wright            Director, Executive Vice
---------------------------    President and Chief
Frank G. Wright                Financial Officer and Chief   November 16, 2001
                               Accounting Officer